Exhibit 23.1

                 CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (File Nos. 333-10663 and 333-10951) and Registration Statements on Form S-8 (File Nos. 333-38269, 333-27719, 333-86514, 333-04231, 333-08561 and 333-12895)
of Shiva Corporation and its subsidiaries of our report dated January 27, 1998, appearing in the Annual Report to Shareholders which is incorported in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears as Schedule I to this Form 10-K.


/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP
Boston, Massachusetts
March 26, 1998

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